Exhibit 99.1

INTER PARFUMS, INC. REPORTS 2018 FOURTH QUARTER AND YEAR END RESULTS

2018 Net Sales and Diluted EPS Increase by 14.3% and 28.6%, Respectively

Increases 2019 Sales & Earnings Guidance

New York, New York, March 4, 2019: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Compared to Fourth Quarter 2017:

●	Net sales were $177.2 million, up 18.5% from $149.5 million; at comparable foreign currency exchange rates, net sales increased 21.2%;

●	Net sales by European based operations rose 16.8% to $134.8 million from $115.4 million;

●	Net sales by U.S. based operations were $42.4 million, up 24.4% compared to $34.1 million;

●	Gross margin was 66.1% for both periods;

●	S,G&A expenses as a percentage of net sales were 60.1% compared to 61.4%;

●	Operating income was $10.6 million as compared to $4.8 million;

●	Net income attributable to Inter Parfums, Inc. increased 82.9% to $8.0 million compared to $4.4 million; and,

●	Net income attributable to Inter Parfums, Inc. per diluted share rose 85.7% to $0.26 from $0.14.

Thus for the year as a whole, net sales increased 14.3% to $675.6 million, as compared to $591.3 million, in 2017. At comparable foreign currency exchange rates, net sales increased 12.8%. Net income attributable to Inter Parfums, Inc. increased 29.3% to $53.8 million from 2017’s $41.6 million; and net income attributable to Inter Parfums, Inc. per diluted share rose 28.6% to $1.71 from $1.33 per diluted share in 2017.

Jean Madar, Chairman & CEO of Inter Parfums stated, “In every region in which we operate, we achieved sales growth in 2018. In our three largest markets, North America, Western Europe and Asia, sales rose 19%, 9% and 24%, respectively. Our business in the Middle East has also been quite robust with a year-over-year sales increase of 17%, and even in Eastern Europe and Central and South America, 2018 sales were ahead 7% and 1%, respectively, compared to 2017. Regarding our four largest European based brands, Montblanc remains in first place. Despite no major 2018 launches, Montblanc brand sales were up a modest 1.4%. Jimmy Choo brand sales rose 8.4% in 2018 after a fourth quarter surge in connection with the rollout of the brand extension, Jimmy Choo Fever. With the release of five new scents over the past three years, Coach now claims third place among our brands, with 2018 sales just short of $100 million, and 73% ahead of 2017. Lanvin, our fourth largest brand, achieved annual sales growth of 7% with the ubiquitous and growing Éclat d’Arpège line leading the way.”

Moving on to U.S. based operations, Mr. Madar noted, “The addition of GUESS legacy scents beginning in April has been a major contributor to the increase in 2018 sales, along with gains by Anna Sui and Abercrombie & Fitch for which brand extensions rather than major launches were undertaken last year.”

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March 4, 2019

Highlighting several key operating factors impacting profitability, Russell Greenberg, Executive Vice President and CFO stated, “Our consolidated gross margin was 63.3% and 63.6% in 2018 and 2017, respectively. Gross margin for European operations was 66.3% in 2018 and 67.1% in 2017; the average dollar/euro exchange rate was 1.18 in 2018, as compared to 1.13 in 2017 with the weaker dollar accounting for the small fluctuation. For U.S. operations, gross margin was 51.4% and 49.3% in 2018 and 2017, respectively with the improvement primarily resulting from increased sales of higher margin prestige products under licenses.”

He continued, “Selling, general and administrative expenses rose 13% compared to 2017, and as a percentage of net sales, were 49% and 50% for 2018 and 2017, respectively. Once again, promotion and advertising included selling, general and administrative expenses peaked in the fourth quarter, which brought the total for the full year to 20.3% of net sales, down slightly from 20.9% in 2017.”

Discussing non-operating items, Mr. Greenberg pointed out that in 2017, there was a $1.5 million loss on foreign currency while in 2018, the loss was $250,000 and the Company’s effective income tax rate was 27.3% in 2018 and 29.2% in 2017.

Mr. Greenberg also noted, “In 2018, cash provided by operating activities aggregated $63.0 million and we closed the year with working capital of $382 million, including approximately $261 million in cash, cash equivalents and short-term investments, a working capital ratio of over 3 to 1 and $46.1 million of long-term debt, including current maturities.”

2019 Plans

Mr. Madar continued, “In addition to brand extensions and flankers, we have several major launches in the works for 2019. We recently unveiled Montblanc Explorer for men and have been rolling out our first men’s scent for Rochas called Moustache. Others in the pipeline include a fragrance duo for Abercrombie & Fitch called Authentic, a signature scent for Dunhill, a new men’s pillar for the Jimmy Choo family of fragrances, and for Lanvin, A Girl in Capri. For our newest brands, Graff will launch a women’s multi-scent collection late in the year and we will debut our first scents sold exclusively via e-commerce for the Lily Aldridge brand beginning in the fall.”

Increases 2019 Guidance

Mr. Greenberg concluded, “Based upon favorable business conditions that have been unfolding this year, we are raising our 2019 guidance. We are raising our net sales guidance from $705 million to $712 million resulting in net income attributable to Inter Parfums, Inc. per diluted share of $1.85, from our prior estimate of $1.81. Guidance for 2019 assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.275 per share is payable on April 15, 2019 to shareholders of record on March 29, 2019.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 1:00 PM ET, today, Monday, March 4, 2019. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.

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Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2018 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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March 4, 2019

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Net sales	$177,227	$149,526	$675,574	$591,251

Cost of sales	60,095	50,725	248,012	214,965

Gross margin	117,132	98,801	427,562	376,286

Selling, general and administrative expenses	106,545	91,864	332,831	295,540
Impairment loss	—	2,123	—	2,123
Income from operations	10,587	4,814	94,731	78,623

Other expenses (income):
Interest expense	1,025	498	2,578	1,992
Loss on foreign currency	436	241	251	1,549
Interest income	(636)	(195)	(3,957)	(2,983)
	825	544	(1,128)	558

Income before income taxes	9,762	4,270	95,859	78,065

Income taxes	594	(1,502)	26,144	22,812

Net income	9,168	5,772	69,715	55,253

Less: Net income attributable to the noncontrolling interest	1,121	1,372	15,922	13,659
Net income attributable to Inter Parfums, Inc.	$8,047	$4,400	$53,793	$41,594

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.26	$0.14	$1.72	$1.33
Diluted	$0.26	$0.14	$1.71	$1.33

Weighted average number of shares outstanding:
Basic	31,340	31,200	31,308	31,172
Diluted	31,584	31,378	31,522	31,305

Dividends declared per share	$0.28	$0.21	$0. 91	$0.72

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March 4, 2019

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2018 and 2017

(In thousands except share and per share data)

Assets	2018	2017
Current assets:
Cash and cash equivalents	$193,136	$208,343
Short-term investments	67,870	69,899
Accounts receivable, net	136,420	120,749
Inventories	160,978	137,058
Receivables, other	2,112	2,405
Other current assets	8,076	7,356
Income taxes receivable	810	3,468
Total current assets	569,402	549,278
Equipment and leasehold improvements, net	9,839	10,330
Trademarks, licenses and other intangible assets, net	204,325	200,495
Deferred tax assets	9,299	9,658
Other assets	6,302	8,011
Total assets	$799,167	$777,772
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	23,155	24,372
Accounts payable - trade	58,328	52,609
Accrued expenses	92,468	81,843
Income taxes payable	4,396	1,722
Dividends payable	8,630	6,561
Total current liabilities	186,977	167,107
Long–term debt, less current portion	22,906	36,207
Deferred tax liability	3,538	3,821
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding, 31,382,127 and 31,241,548 shares at December 31, 2018 and 2017, respectively	31	31
Additional paid-in capital	69,970	66,004
Retained earnings	448,731	422,570
Accumulated other comprehensive loss	(33,650)	(17,832)
Treasury stock, at cost, 9,864,805 common shares at December 31, 2018 and 2017	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	447,607	433,298
Noncontrolling interest	138,139	137,339
Total equity	585,746	570,637
Total liabilities and equity	$799,167	$777,772